Exhibit (a)(13)

            FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of October 5, 1998 (this "First Amendment"), by and among NATIONAL VISION ASSOCIATES, LTD., a Georgia corporation ("Parent"), NW ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and NEW WEST EYEWORKS, INC., a Delaware corporation (the "Company").

                               RECITALS:

     WHEREAS, the parties have previously entered into an Agreement and Plan of Merger dated as of July 13, 1998 (the "Merger Agreement");

     WHEREAS, undefined capitalized terms used in these recitals shall have the meanings given to them in the Merger Agreement;

     WHEREAS, the Merger Agreement contemplated that Sub would make the Offer for all Common Stock and that as provided in the Merger
Agreement, the Offer would be at a price of $13.00 in cash per share of the Common Stock;

     WHEREAS, certain obligations of Parent and Sub under the Merger Agreement were subject to the Financing Condition;

     WHEREAS, following execution of the Merger Agreement, Parent and Sub attempted to obtain the financing contemplated by the Financing Condition;

     WHEREAS, as a result of adverse developments in the financial markets, Parent and Sub were unable to obtain financing at rates that were contemplated at the time of the execution of the Merger
Agreement;

     WHEREAS, Parent and Sub have informed the Company that, to satisfy the Financing Condition, they will need to issue senior notes in the face amount of $120 million (the "Notes") pursuant to Rule 144A of the Securities Act at an effective yield to maturity of 13%;

     WHEREAS, because of the unexpectedly high rate of interest which will be required under the Notes, Parent and Sub are unwilling to proceed to consummate the transactions contemplated by the Merger Agreement unless the terms of the Offer and the Merger are changed to $11.50 per share of Common Stock;

     WHEREAS, the parties wish to amend the terms and conditions of the Merger Agreement to, among other things, change the price per share of Common Stock to be paid pursuant to the Offer, and to make certain other amendments described herein; and

     WHEREAS, the respective Boards of Directors of the Parent, Sub and the Company have approved the terms of this First Amendment.

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     NOW, THEREFORE, in consideration of the mutual covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, and intending to be legally bound, the parties agree as follows

     1. CHANGE IN OFFER. The price to be paid for each share of Common Stock in the Offer and in the Merger is hereby changed from $13.00 to $11.50 and all references to $13.00 in the Merger Agreement or any exhibits thereto shall be changed accordingly and all references to the Offer and the Merger shall refer to the Offer as amended to reflect such purchase price and the Merger providing for the payment of such purchase price.

     2. OFFER DOCUMENTS. Concurrently with the execution of this Agreement, the parties will jointly issue the press release attached hereto as Exhibit A. At or promptly after, as applicable, the Pricing Time (as defined below), (a) Parent and Sub will file with the SEC the Offer Documents revised as appropriate to reflect the changes set forth in this First Amendment and shall also take the other actions, as appropriate, described in Section 1.01(b) of the Merger Agreement; and (b) the Company will file with the SEC the Schedule 14D-9 revised as appropriate to reflect the changes set forth in this First Amendment and shall also take the other actions, as appropriate, described in Section 1.02(b) of the Merger Agreement

     3. FAIRNESS OPINION. The Company represents and warrants to Parent and Sub that its Board of Directors has received the oral opinion of Everen that the consideration to be received by the Company's stockholders in the Offer and the Merger (as revised by this First Amendment) is fair, from a financial point of view, to such stockholders, and such opinion shall be reduced to written form as soon as practicable.

     4. EXTENSION DATE. References to the date October 14, 1998 in Sections 1.01 and 8.06(b) of the Merger Agreement and to the date October 15, 1998 in Section 8.01(b)(ii)(2) of the Merger Agreement shall be amended to refer to the first business day (the "Extension Date") after the day that is the earliest day that shares of Common Stock can be purchased in the Offer under applicable regulations of the SEC in light of the changes to the Offer that are effected by this First Amendment and the filings referred to in Section 2 above. The parties agree that the Extension Date is Thursday, October 23, 1998. At the Pricing Time, the Offer will be extended by Parent to midnight on Wednesday, October 22, 1998. In no event may the Offer be extended beyond such date.

     5. CONDITIONS TO THE OFFER. Parent affirms that it is not currently aware of any facts that would establish a basis pursuant to paragraphs (c) or (f) of Exhibit A to the Merger Agreement upon which to not continue the Offer or to terminate the Offer or to not accept for payment or pay for shares of Common Stock tendered pursuant thereto. Parent and Sub further agree that they will only take any such actions pursuant to the conditions contained in such paragraphs on the basis of facts arising after the Pricing Time (or facts arising prior to the Pricing Time which are concealed from Parent) and that do not arise from this First Amendment, including without limitation, any action or proceeding before any Governmental Person with respect to the Offer, the Merger or this First Amendment. The condition contained in paragraph (d) (ii) of Exhibit A of the Merger Agreement shall, upon the closing of the offering of the Notes pursuant to the

Purchase Agreement (as defined below), apply only to any facts or circumstances contemplated by such paragraph that occur solely on or after such closing date without consideration of any related facts or circumstances that occurred prior to such closing date.

     6. PROCEEDS OF NOTES. Net proceeds from the sale of the Notes in an amount sufficient to satisfy Parent's and Sub's obligations hereunder shall be held by Parent in a segregated account and used only to satisfy Parent's obligations hereunder or until the Merger Agreement, as amended by this First Amendment, is terminated in accordance with its terms.

     7. CONVERSION OF PREFERRED STOCK AND EXERCISE OF WARRANTS. The stockholders of the Company listed on the signature page of Exhibit E to the Merger Agreement have executed this First Amendment solely for the purpose of agreeing to promptly enter into agreements substantially in the forms of Exhibits C, D and E to the Merger Agreement, as applicable. The Company also agrees to use its best efforts to cause all other holders of its Convertible Preferred Stock and Company Warrants to promptly enter into agreements substantially in the form of Exhibits C and D as applicable.

     8. RATIFICATION. The parties hereby ratify and confirm the terms of the Merger Agreement. In the event of any inconsistency between the terms of the Merger Agreement and terms of this First
Amendment, the terms of this First Amendment shall control.

     9. PRICING TIME. This First Amendment shall become effective (the time of such effectiveness, the "Pricing Time") as of the execution and delivery of that certain Purchase Agreement by and among the Parent, Schroder & Co., Inc., BancAmerica Securities, Inc., and First Union Capital Markets (the "Purchase Agreement") pursuant to which Parent will sell the Notes at an effective yield to maturity of 13%. This First Amendment shall be of no force and effect if either
(a) the Pricing Time does not occur by 5:00 PM Eastern Standard Time on Tuesday, October 6, 1998 or (b) the Notes sold by Parent under the Purchase Agreement bear an effective yield to maturity of less than 13%.

     IN WITNESS WHEREOF, each of Company, Parent, the Sub and the
Stockholders have caused this First Amendment to be duly executed and delivered as of the date first written above.


                                          NEW WEST EYEWORKS, INC.


                                          By: /s/ Ronald E. Weinberg
                                             Name: Ronald E. Weinberg
                                             Title: Chairman


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                                          NATIONAL VISION ASSOCIATES, LTD.


                                          By: /s/ James W. Krause
                                             Name: James W. Krause
                                             Title:________________________


                                          NW ACQUISITION CORP.


                                          By: /s/ James W. Krause
                                             Name: James W. Krause
                                             Title:________________________



                                          STOCKHOLDERS:


                                          /s/ Ronald E. Weinberg
                                          Ronald E. Weinberg



                                          MESIROW CAPITAL PARTNERS II


                                          By: /s/ Thomas E. Galuhn
                                             Name: /s/ Thomas E. Galuhn




                                          MESIROW CAPITAL PARTNERS III


                                          By: /s/ Thomas E. Galuhn
                                             Name: /s/ Thomas E. Galuhn


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                                          MESIROW CAPITAL PARTNERS IV


                                          By: /s/ Thomas E. Galuhn
                                             Name: Thomas E. Galuhn



                                          MESIROW CAPITAL PARTNERS V



                                          By: /s/ Thomas E. Galuhn
                                             Name: Thomas E. Galuhn


                                          MESIROW CAPITAL PARTNERS VI


                                          By: /s/ Thomas E. Galuhn
                                             Name: Thomas E. Galuhn



                                          /s/ Barry J. Feld
                                          Barry J. Feld